POWER OF ATTORNEY


The undersigned, a nominee for election as a director of The Southern Company, hereby makes, constitutes, and appoints
Tommy Chisholm and Patricia L. Roberts my agents and attorneys-in-fact, in the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Initial Statement of
Beneficial Ownership of Securities, Statement of Changes in
Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Secretary of The Southern Company.


	Signed this 18th day of May, 2004.



							       /s/ Francis S. Blake
								Francis S. Blake